SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of
                                      1934

                      Commission File Number: 333-110968-01

                       CHASE MORTGAGE FINANCE CORPORATION
             (Exact name of registrant as specified in its charter)

                              194 Wood Avenue South
                                Iselin, NJ 08830
                                 (732) 452-8972
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                 Multi-Class Mortgage Pass-Through Certificates,
                                 Series 2004-S3
            (Title of each class of securities covered by this Form)

                                 Not Applicable

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [   ]     Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(1(ii)    [   ]     Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(i)    [   ]     Rule 12h-3(b)(2)(ii)    [ ]
      Rule 12g-4(a)(2)(ii)   [   ]     Rule 15d-6              [X]
      Rule 12h-3(b)(1)(i)    [   ]

      Approximate number of holders of record as of the certification or notice date: 30

         Pursuant to the requirements of the Securities Exchange Act of 1934 Chase Mortgage Finance Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated as of March 28, 2005                  BY: /s/ Bruce J. Friedman
                                                ---------------------
                                                Name:  Bruce J. Friedman
                                                Title: Vice President